Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ENDRA Life Sciences Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to our firm under the caption “Experts” and the use of our report dated March 24, 2017, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of ENDRA Life Sciences Inc., which appear in the Registration Statement on Form S-1 (No. 333- 214724) of ENDRA Life Sciences Inc.

/s/ RBSM LLP

Henderson, NV

May 8, 2017